Exhibit 99.1

Earthstone Energy, Inc. Announces Appointment of New Director

The Woodlands, Texas, October 12, 2016 – Earthstone Energy, Inc. (NYSE MKT: ESTE) (“Earthstone”, the “Company”, “we” or “us”), today announced that Phillip D. Kramer has been appointed to serve as an independent director on the Company's board of directors.  Mr. Kramer will also serve on the Company’s audit committee.  The election of Mr. Kramer increases the size of the Company’s board to eight directors.

Mr. Kramer currently serves as an Executive Vice President of Plains All American Pipeline, L.P. (“PAA”), an energy infrastructure and logistics company based in Houston, Texas.  He also served as Chief Financial Officer of PAA from 1998 until 2008. He was a director and chairman of the audit committee of PetroLogistics GP, the general partner of PetroLogistics LP, from July 2012 until its sale in July 2014.

Mr. Kramer graduated from the University of Oklahoma in 1978 with a degree in accounting and was previously a Certified Public Accountant.  He is currently on the board of advisors of Price College of Business at the University of Oklahoma.

Frank A. Lodzinski, President and CEO, said, “We are excited that Phil has joined our board.  His tenured experience in the industry and depth of expertise across various disciplines will be a great addition for the Company and its shareholders.”

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company engaged in developing and acquiring oil and gas reserves through an active and diversified program that includes acquiring, drilling and developing undeveloped leases, asset and corporate acquisitions and exploration activities, with its primary assets located in the Eagle Ford trend of south Texas, the Midland Basin of west Texas, and the Williston Basin of North Dakota.  Earthstone is traded on NYSE MKT under the symbol “ESTE.” Information on Earthstone can be found at www.earthstoneenergy.com. The Company’s corporate headquarters is located in The Woodlands, Texas.

Contact:

Neil K. Cohen

Vice President, Finance and Treasurer

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246